UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐          Soliciting Material Under Rule 14a-12

ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

On March 27, 2009, Ramius issued the following press release:

Glass Lewis Calls for Change on the Orthofix Board

Follows Recent RiskMetrics Group’s Recommendation for Shareholder Representation On Orthofix Board

Believes Ramius Has Raised “Important Concerns” Regarding The Company’s Performance And Strategic Direction; Expresses Concern About The Objectivity And Independence Of The Current Board

Labels Company’s Recent Actions as “Seemingly Reactionary”

Gives a Failing “F” Grade To Orthofix’s 2009 Executive Compensation Under Its Pay For Performance Model

Friday March 27, 2009, 1:38 pm EDT

NEW YORK--(BUSINESS WIRE)--RCG Starboard Advisors, LLC, an affiliate of Ramius LLC (collectively, “Ramius”), today announced that Glass Lewis & Co, an independent proxy voting advisory service, has called for change on the Board of Directors of Orthofix International N.V. (NASDAQ: OFIX - News) at the upcoming April 2, 2009 Special General Meeting of Shareholders.  Glass Lewis recommended that its clients vote on Ramius’ GOLD proxy card to elect Charles T. Orsatti and to remove current director Peter J. Hewett.  Ramius is the beneficial owner of approximately 5.7% of the Company’s outstanding common shares.

In its report, Glass Lewis made the following comments in support of its conclusion that change is needed on the Orthofix Board:

•	“We believe that [Ramius] has raised important concerns regarding the Company’s performance and strategic direction.”

•	“[W]e are troubled at the seemingly reactionary nature of the Board’s actions”.

•	“The restructuring plan was only announced around the time that [Ramius] publicly expressed its concerns and sought to call the special meeting.”

•	“[T]he write down [of 93% of the acquisition cost of Blackstone] calls into question the overall success of the acquisition.”

•
“Four of the ten Orthofix directors are either affiliated with the Company or are insiders.  We believe this raises concerns about the objectivity and independence of the board and its ability to perform its proper oversight role.”

•	“[W]e believe that the presence of new independent directors on the Orthofix board could provide valuable insight into the Company’s governance and business strategy.”

In its report, Glass Lewis also gave the company an “F” grade under its proprietary pay-for-performance model.  We understand that only about 10% of all companies in the Glass Lewis research universe receive this failing grade.

Ramius Partner Jeffrey C. Smith stated, “In its analysis, Glass Lewis highlights serious issues with the current Orthofix Board and concludes that new independent directors would add value to the board of Orthofix.”

Added Smith, “In addition to Glass Lewis’ recommendation to support our nominee, just last week, RiskMetrics Group, another leading independent proxy advisory firm recommended shareholders support three of the four Ramius nominees including J. Michael Egan, Peter A. Feld, and Charles T. Orsatti to replace three current directors.  We believe these independent third-party recommendations are true validation of the need for change on the Orthofix board.”

Concluded Smith, “We urge our fellow shareholders to send a message to the current Board by voting the GOLD proxy card today to elect all four of Ramius’ independent nominees who are firmly committed to the future success of Orthofix.”

Please visit www.ShareholdersForOrthofix.com for more information on the upcoming special meeting and to view Ramius’ solicitation materials in connection with the meeting.  A copy of all proxy materials and shareholder communications are available on the website.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

# # #

Contact:

Media & Shareholders:
Sard Verbinnen & Co
Dan Gagnier/ Renée Soto/Jonathan Doorley
212-687-8080